-13-


Exhibit 11 - Computation of per share earnings

                                        Three Months Ended
                                       May 2,     April 30,
                                        1997        1996

     Earnings per Common & Common Equivalent Share:

     Net Earnings                     $70,383     $47,062

     Weighted Average Shares
          Outstanding                 173,453     161,064
     Dilutive Effect of Common
          Stock Equivalents                75          76
     Weighted Average Shares,
          as Adjusted                 173,528     161,140

     Earnings per Common &
          Common Equivalent Share        $.41        $.29


     Earnings per Common Share - Assuming Full Dilution:

     Net Earnings                     $70,383     $47,062
     Interest (After Taxes) on
          Convertible Debt                  -       1,906
     Net Earnings, as Adjusted        $70,383     $48,968

     Weighted Average Shares
          Outstanding                 173,453     161,064
     Dilutive Effect of Common
          Stock Equivalents                75          76
     Shares Added if All Debt
          Converted                         -      10,897
     Weighted Average Shares,
          as Adjusted                 173,528     172,037

     Earnings per Common Share
     - Assuming Full Dilution            $.41        $.28